Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of China Digital Communication Group of our report dated March 6, 2009 with respect to the consolidated financial statements of China Digital Communication Group included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Kabani & Company, Inc.___
Kabani & Company, Inc.
Los Angeles, California

October 26, 2009